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                         INDEMNITY REINSURANCE AGREEMENT

                                 by and between

                 THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK

                                       and

                       AUSA LIFE INSURANCE COMPANY, INC.



                          Dated as of December 31, 1993



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                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----

Article I      Definitions.........................................        1

Article II     Business Reinsured..................................        3

Article III    Option Letters; Assumption Certificates.............        4

Article IV     Territory...........................................        4

Article V      Termination.........................................        4

Article VI     Premiums; Recoveries................................        4

Article VII    Accounting..........................................        5

Article VIII   Transfer of Assets..................................        5

Article IX     Insolvency..........................................        5

Article X      Offsets.............................................        6

Article XI     Rights With Respect to Insurance Liabilities........        6

Article XII    Errors and Omissions................................        6

Article XIII   Duty of Cooperation.................................        6

Article XIV    Arbitration.........................................        6

Article XV     General Provisions..................................        7
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                        INDEMNITY REINSURANCE AGREEMENT

     THIS INDEMNITY REINSURANCE AGREEMENT (this "Agreement"), dated as of December 31, 1993, is made by and between The Mutual Life Insurance Company of New York, a New York domiciled mutual life insurance company ("MONY"), and AUSA Life Insurance Company, Inc., a New York domiciled stock life insurance company ("AUSA").

     WHEREAS, MONY has agreed to cede and transfer to AUSA the insurance contracts issued by MONY in connection with certain segments of its group pension business (as described below); and

     WHEREAS, AUSA has agreed to reinsure the rights, obligations and liabilities of MONY in respect of such insurance contracts under the terms and conditions set forth herein; and

     WHEREAS, MONY and AUSA are, concurrent with the execution of this Agreement, entering into an Assumption Reinsurance Agreement (the "Assumption Reinsurance Agreement") whereby AUSA agrees to assume such insurance contracts on an assumption reinsurance basis; and

     WHEREAS; MONY and AUSA are entering into this Agreement whereby AUSA will reinsure the general account obligations of MONY under such insurance contracts until the respective insurance contracts are assumed by AUSA pursuant to the Assumption Reinsurance Agreement; and

     WHEREAS; MONY has entered into an agreement with Diversified Investment Advisors, Inc., an affiliate of AUSA, providing for Diversified Investment Advisors, Inc. to perform certain administrative functions with respect to such group pension business on behalf of MONY after the date hereof;

     NOW THEREFORE, in consideration of the mutual covenants and promises, and upon the terms and conditions set forth herein, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     The following terms shall have the respective meanings set forth below throughout the Agreement:

     "Affiliate" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. Control for the purposes of this definition shall have the meaning set forth in Section 1501(a)(2) of the New York Insurance Law.

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payable on or after the Effective Date and (iii) all liability for commission payments and other compensation payable with respect to the Insurance Contracts to or for the benefit of agents and brokers, to the extent that such liability arises from events that occur on or after the Effective Date.

         "Investment Assets" shall mean those certain investment assets of MONY described in Schedule 1.03 hereto, together with all accrued interest and income thereon which is payable on or after the Effective Date.

         "MONY" shall have the meaning set forth in the first paragraph of this Agreement.

         "MONY Extra Contractual Obligations" means all liabilities for consequential, exemplary, punitive or similar damages which relate to or arise in connection with any alleged or actual act, error or omission by MONY, or any of its Affiliates or any insurance agent of MONY or any of its Affiliates acting in such agent's capacity as an insurance agent of MONY, whether intentional or otherwise, or from any reckless conduct or bad faith by MONY or any of its Affiliates or any insurance agent of MONY or any of its Affiliates acting in such agent's capacity as an insurance agent of MONY, in connection with the handling of any claim under any of the Insurance Contracts or in connection with the issuance, delivery or cancellation of any of the Insurance Contracts.

         "MONY Separate Accounts" means those separate accounts of MONY described on Schedule 1.04 thereto.

         "MONY Separate Account Liabilities" means all insurance liabilities and obligations of MONY Separate Accounts to holders of those Insurance Contracts which participate in one or more of MONY Separate Accounts.

         "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body or other entity.

                                   ARTICLE II

                               BUSINESS REINSURED

         Upon the terms and subject to the conditions and other provisions of this Agreement and any required governmental and regulatory consents and approvals, effective as of 11:59 p.m., Eastern Time, December 31, 1993 (the "Effective Date"), MONY hereby cedes to AUSA and AUSA hereby accepts and indemnity reinsures, on a coinsurance basis, 100% of the Insurance Liabilities.



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                                  ARTICLE III

                    OPTION LETTERS; ASSUMPTION CERTIFICATES

         MONY and AUSA shall prepare and mail option letters and certificates of assumption to the holders of the Insurance Contracts ("Contractholders") in accordance with the provisions of the Assumption Reinsurance Agreement in order to attempt to effectuate novations of the Insurance Contracts.

         To the extent AUSA is unable for any reason to assume by novation any Insurance Contracts or Insurance Liabilities, AUSA shall continue to reinsure the Insurance Liabilities, on an indemnity basis, in accordance with the terms and conditions of this Agreement.

                                   ARTICLE IV

                                   TERRITORY

         This Agreement shall apply to Insurance Contracts covering lives and risks wherever resident or situated.

                                   ARTICLE V

                                  TERMINATION

         The Agreement shall terminate as to the Insurance Contracts on the respective effective dates of the novation of the Insurance Contracts pursuant to the Assumption Reinsurance Agreement.

                                   ARTICLE VI

                              PREMIUMS; RECOVERIES

         MONY shall promptly pay to AUSA 100% of all premiums, loan repayments and other amounts received on and after the Effective Date by MONY with respect to the Insurance Liabilities. In addition, with respect to the MONY Separate Account Liabilities, MONY shall promptly pay to AUSA 100% of all administrative expense and deposit charges deducted by MONY on or after the Effective Date from the remittance of premiums or other amounts billed separately, asset charges collected, market value adjustments collected and back-end loadings collected under the applicable Insurance Contracts.



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                                  ARTICLE VII

                                   ACCOUNTING

         AUSA shall provide accounting and settlement reports as to the Insurance Contracts in the form attached hereto as Exhibit A within thirty days after the end of each calendar quarter. Such reports shall contain sufficient information regarding the Insurance Contracts to permit MONY to prepare its tax returns and statutory financial statements.

                                  ARTICLE VIII

                               TRANSFER OF ASSETS

         As consideration for the indemnity reinsurance of Insurance Liabilities by AUSA hereunder, MONY shall transfer to AUSA Investment Assets with a statutory carrying value to MONY equal to the statutory reserves held by MONY as the Effective Date in support of the Insurance Liabilities. A schedule of the Investment Assets transferred shall be prepared by the parties within 180 days after the Effective Date, and such schedule shall be attached to this Agreement and designated as Schedule 1.03.

                                   ARTICLE IX

                                   INSOLVENCY


         AUSA hereby agrees that, as to all reinsurance made, ceded, renewed or otherwise becoming effective hereunder, the reinsurance shall be payable by AUSA on the basis of the liability of MONY under the Insurance Contract or Contracts reinsured, without diminution because of the insolvency, liquidation or rehabilitation of MONY or the appointment of a conservator, receiver, liquidator or statutory successor of MONY, directly to MONY or to its conservator, liquidator, receiver or other statutory successor. It is agreed that the conservator, receiver, liquidator or statutory successor of MONY shall give prompt written notice to AUSA of the pendency or submission of a claim under any such Insurance Contract or Contracts. During the pendency of such claim, AUSA may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense available to MONY or its conservator, receiver, liquidator or statutory successor. The expense thus incurred by AUSA is chargeable against MONY as a part of the expense of insolvency, liquidation or rehabilitation to the extent of a proportionate share of the benefit which accrues to MONY solely as a result of the defense undertaken by AUSA.





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                                   ARTICLE X

                                    OFFSETS

     Any debts or credits between MONY and AUSA arising under this Agreement are deemed mutual debts or credits, as the case may be, and shall be netted or set off, as the case may be, and only the balance shall be allowed or paid hereunder.

                                   ARTICLE XI

                  RIGHTS WITH RESPECT TO INSURANCE LIABILITIES

     AUSA's reinsurance of the Insurance Liabilities is intended for the sole benefit of the parties to this Agreement and shall not create any right on the part of any other party, including, without limit, any Contractholder, insured, claimant or beneficiary, against AUSA or any legal relation between any Contractholders, insureds, claimants or beneficiaries and AUSA.

                                  ARTICLE XII

                              ERRORS AND OMISSIONS

     Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

                                  ARTICLE XIII

                              DUTY OF COOPERATION

     Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement. The duty of cooperation shall apply, but not be limited, to regulatory and litigation matters.

                                  ARTICLE XIV

                                  ARBITRATION

     It is the intention of the parties hereto that customs and usages of the business of indemnity reinsurance and assumption reinsurance shall be given full effect in the interpretation of this Agreement. The parties hereto shall act in all things with the highest good faith. Any dispute or

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difference with respect to the operation or interpretation of this Agreement on which an amicable understanding cannot be reached shall be submitted to arbitration, which shall be non-binding except with respect to the allocation of fees as hereinafter provided. The arbitrators shall be free to reach their decision from the standpoint of equity and customary practices of the insurance and reinsurance industry rather than from that of strict legal principles.

     The arbitration shall be held in New York, New York, and shall consist of three arbitrators who must be officers of life insurance companies other than the parties to this Agreement, their Affiliates or subsidiaries. MONY shall appoint one arbitrator and AUSA the second. Such arbitrators shall then select the third arbitrator before arbitration commences. Should one of the parties decline to appoint an arbitrator or should the two arbitrators be unable to agree upon the choice of a third, such appointment shall be left to the President of the American Council of Life Insurance.

     Decisions of the arbitrators shall be by majority vote. The cost of arbitration, including the fees of the arbitrators, shall be borne as the arbitrators shall decide.

                                   ARTICLE XV

                               GENERAL PROVISIONS

     1. Notices. Any notice required or permitted hereunder shall be in writing and shall be delivered personally (by courier or otherwise), telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, three days after the date of deposit in the United States mails, as follows:

     (1) If to AUSA to:

               AUSA Life Insurance Company, Inc.
               4 Manhattanville Road
               Purchase, New York  10577
               Attention:  President
               Telecopier No.: 914-697-3600

         With a concurrent copy to:

               AEGON USA, Inc.
               4333 Edgewood Road N.E.
               Cedar Rapids, Iowa  52499
               Attention:  Chief Financial Officer
               Telecopier No.:  319-369-2206


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          With a concurrent copy to:

               AEGON USA, Inc.
               1111 North Charles Street
               Baltimore, Maryland 21201
               Attention: General Counsel
               Telecopier No.: 410-347-8685

     (2)  If to MONY to:

           The Mutual Life Insurance Company of New York
           1740 Broadway
           New York, New York 10019
           Attention: Chief Executive Officer
           Telecopier No.: (212) 708-2900

          With a concurrent copy to:

           The Mutual Life Insurance Company of New York
           1740 Broadway
           New York, New York 10019
           Attention: General Counsel
           Telecopier No.: (212) 708-2977

     Any party may, by notice given in accordance with this Agreement to the other parties, designate another address or person for receipt of notices hereunder.

     2. Invalidity. The invalidity or unenforceability of any provision or portion hereof shall not affect the validity or enforceability of the other provisions or portions hereof.

     3. Amendment. This Agreement cannot be modified, changed, discharged or terminated, except by an instrument in writing signed by an authorized officer of each of the parties hereto.

     4. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     5. No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to five any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     6. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their

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respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right hereunder, may be assigned by either party (in whole or in part) without the prior written consent of the other party hereto.

     7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     8. Entire Agreement. This Agreement (together with an Agreement Regarding Payments Made Relating To Indemnity Reinsurance Agreement entered into by and between parties hereto and dated as of the date hereof) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

     IN WITNESS WHEREOF, MONY and AUSA have executed this Agreement as of the Effective Date.


                                        THE MUTUAL LIFE INSURANCE
                                          COMPANY OF NEW YORK


                                        By  Kenneth M. Levine
                                          -----------------------
                                          Name: Kenneth M. Levine
                                          Title: EVP/CIO


                                        By Patrick S. Baird
                                          -----------------------
                                          Name:  Patrick S. Baird
                                          Title: VP/CFO